As filed with the Securities and Exchange Commission on November 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Traws Pharma, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	22-3627252
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12 Penns Trail

Newtown, PA 18940

(267) 759-3680

(Address of Principal Executive Offices)

Traws Pharma, Inc. 2021 Incentive Compensation Plan

Trawsfynydd Therapeutics, Inc. 2021 Stock Plan

Traws Pharma, Inc. Inducement Restricted Stock Equity Awards

(Full Title of the Plans)

Werner Cautreels

Chief Executive Officer

12 Penns Trail

Newtown, PA 18940

(267) 759-3680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joanne Soslow

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, PA 19103-3007

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Traws Pharma, Inc. (f/k/a Onconova Therapeutics, Inc.) (the “Registrant”) has amended and restated the Traws Pharma, Inc. 2021 Incentive Compensation Plan (as amended and restated, the “2021 Plan”) to provide for the issuance of an additional 300,000 shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) following unanimous approval of the Registrant’s Board of Directors (the “Board”) on October 10, 2024 and approval by the stockholders on October 31, 2024. The 2021 Plan was initially approved by the Registrant’s stockholders on July 30, 2021 and amended and restated on July 21, 2022, in each case upon the approval of the Registrant’s stockholders.

On April 1, 2024, the Registrant acquired Trawsfynydd Therapeutics, Inc., a Delaware corporation (“Trawsfynydd”), in accordance with the terms of an Agreement and Plan of Merger, dated April 1, 2024 (the “Merger Agreement”), by and among the Registrant, Traws Merger Sub I, Inc., a Delaware corporation, Traws Merger Sub II, LLC, a Delaware limited liability company, and Trawsfynydd. Pursuant to the Merger Agreement, the Registrant assumed the Trawsfynydd Therapeutics, Inc. 2021 Stock Plan (“Trawsfynydd Plan”) and all Trawsfynydd stock options, each becoming an option to purchase Common Stock subject to adjustment pursuant to the terms of the Merger Agreement resulting in an aggregate of 18,160 shares of Common Stock.

The Registrant also entered into the following agreements, which provide for the grant of an aggregate of 21,200 restricted stock unit equity awards, which were granted by the Registrant to certain employees as a material inducement to their acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (collectively, the “Inducement Grants”): (1) Employment Agreement, dated as of April 1, 2024, by and between Werner Cautreels and the Registrant; (2) Offer Letter, dated as of April 1, 2024, by and between Iain Dukes and the Registrant; (3) Offer Letter, dated as of April 1, 2024, by and between Nikolay Savchuk and the Registrant; (4) Offer Letter, dated as of April 1, 2024, by and between C. David Pauza and the Registrant; and (5) Offer Letter, dated as of April 1, 2024, by and between Robert Redfield and the Registrant.

In September 2024, the Board approved a one-for-25 reverse stock split of the outstanding shares of Common Stock (the “Reverse Stock Split”). Each 25 shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split automatically reclassified, combined, converted and changed into one fully paid and nonassessable share of Common Stock. In addition, a proportionate adjustment was made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options stock entitling the holders to purchase shares of the Common Stock, and the number of shares reserved for issuance pursuant to the 2021 Plan were reduced proportionately. All Common Stock, per share and related information presented in the financial statements and accompanying notes which are incorporated by reference in this Registration Statement on Form S-8 (the “Registration Statement”) from documents filed with the U.S. Securities and Exchange Commission (the “Commission”) prior to the Reverse Stock Split do not reflect the Reverse Stock Split and all Common Stock, per share and related information presented in the financial statements and accompanying notes which are incorporated by reference in documents that were filed with the Commission after the Reverse Stock Split have been retroactively adjusted to reflect the Reverse Stock Split.

This Registration Statement registers (i) 300,000 additional shares of Common Stock to be issued pursuant to the 2021 Plan; (ii) 18,160 additional shares of Common Stock to be issued pursuant to the Trawsfynydd Plan; and (iii) 21,200 shares of Common Stock which may be issued pursuant to the Inducement Grants and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to the participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Commission on April 1, 2024 (the “Annual Report”), as amended on Form 10-K/A, filed with the Commission on April 29, 2024;

•	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 15, 2024, the quarter ended June 30, 2024, filed with the Commission on August 15, 2024 and the quarter ended September 30, 2024, filed with the Commission on November 14, 2024;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 4, 2024, as amended on Form 8-K/A filed on June 17, 2024, May 22, 2024, June 21, 2024, June 28, 2024, July 19, 2024, August 23, 2024, September 17, 2024, September 27, 2027 and November 1, 2024; and

•	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 23, 2013, including any amendment or report filed for the purposes of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Names Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed in the below Exhibit Index and are incorporated by reference herein.

Exhibit Number	Exhibit Description
4.1	Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 30, 2013).
4.2	Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 31, 2016).
4.3	Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 22, 2018).
4.4	Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 8, 2018).
4.5	Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 25, 2018).
4.6	Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 20, 2021).
4.7	Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 20, 2021).
4.8	Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 17, 2024).
4.9	Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 17, 2024).
4.10	Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 4, 2024).
4.11	Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 8, 2018).
4.12	Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 30, 2018).
4.13	Certificate of Designation of Series C Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 4, 2024).
4.14	Amended and Restated Bylaws of Onconova Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on July 11, 2013).
4.15	Amendment to Amended and Restated Bylaws of the Traws Pharma, Inc., effective as of June 26, 2024 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 28, 2024).
5.1*	Opinion of Morgan, Lewis & Bockius LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page).
99.1*	Traws Pharma, Inc. 2021 Incentive Compensation Plan.
99.2*	Trawsfynydd Therapeutics, Inc. 2021 Stock Plan.
99.3*	Form of Inducement Restricted Stock Equity Award.
107*	Filing Fee Table.

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, Commonwealth of Pennsylvania on November 15, 2024.

TRAWS PHARMA, INC.

By:	/s/ Werner Cautreels
Werner Cautreels
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Traws Pharma, Inc., hereby severally constitute and appoint Werner Cautreels, our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Traws Pharma, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Werner Cautreels	Chief Executive Officer and Director	November 15, 2024
Werner Cautreels	(Principal Executive Officer)

/s/ Mark Guerin	Chief Financial Officer	November 15, 2024
Mark Guerin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Iain Dukes	Executive Chairman and Director	November 15, 2024
Iain Dukes

/s/ Trafford Clarke, Ph.D.	Director	November 15, 2024
Trafford Clarke, Ph.D.

/s/ Luba Greenwood, J.D.	Director	November 15, 2024
Luba Greenwood, J.D.

/s/ Nikolay Savchuk	Director	November 15, 2024
Nikolay Savchuk

/s/ M. Teresa Shoemaker	Director	November 15, 2024
M. Teresa Shoemaker

/s/ Jack E. Stover	Director	November 15, 2024
Jack E. Stover